Exhibit 2.1
TWELFTH AMENDMENT TO
FORMATION AND CONTRIBUTION AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
          THIS TWELFTH AMENDMENT TO FORMATION AND CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is made and entered into effective as of February 1, 2010 (the “Effective Date”), by and among (i) NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), (ii) NHP/PMB L.P., a Delaware limited partnership (the “Operating Partnership”), (iii) PACIFIC MEDICAL BUILDINGS LLC, a California limited liability company (“Pac Med LLC”), (iv) PDP POMERADO LLC, a California limited liability company (“Pomerado LLC”), and (v) PMB GILBERT LLC, a Delaware limited liability company (“Gilbert LLC”).
R E C I T A L S
          A. (i) NHP, (ii) Pac Med LLC, (iii) Pomerado LLC, (iv) Gilbert LLC, (v) PMB Pasadena LLC, a California limited liability company (“Pasadena LLC”), (vi) PMB Burbank #2 LLC, a California limited liability company (“Burbank 2 LLC”), (vii) PDP Mission Viejo LLC, a Delaware limited liability company (“Mission LLC”), (viii) PDP Orange LLC, a Delaware limited liability company (“Orange LLC”), (ix) Liliha Partners L.P., a California limited partnership (“Liliha LP”), (x) The Plaza at Washoe, LLC, a Nevada limited liability company (“Washoe LLC”), (xi) The Terrace at South Meadows, LLC, a Nevada limited liability company (“Terrace LLC”), (xii) PMB SPE Santa Clarita LLC, a California limited liability company (“Clarita LLC”), (xiii) St. Francis-Lynwood Medical Plaza L.P., a California limited partnership (“Francis LP”), (xiv) Eden Medical Plaza LP, a California limited partnership (“Eden LP”), (xv) PMB Burbank #1 LLC, a California limited liability company (“Burbank 1 LLC”), (xvi) San Gabriel Valley Medical Plaza LLC, a California limited liability company (“SG Valley LLC”), (xvii) PMB Green Valley LLC, a Nevada limited liability company (“Green LLC”), (xviii) PMB Torrance 1 LLC, a California limited liability company (“Torrance LLC”), (xix) PMB Hillsboro LLC, an Oregon limited liability company (“Hillsboro LLC”), and (xx) PMB Chula Vista LLC, a California limited liability company (“Vista LLC”), entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008 (the “Original Contribution Agreement”), as amended by that certain First Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 10, 2008 (the “First Amendment”), as further amended by that certain Letter Agreement Re: Due Diligence Waiver Letter and Second Amendment to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 14, 2008 (the “Second Amendment”), as further amended by that certain Third Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 26, 2008 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 28, 2008 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of April 22, 2008 (the “Fifth Amendment”), as further amended by that certain Sixth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of May 12, 2008 (the “Sixth Amendment”), as further amended by that certain Seventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 24, 2008 (the “Seventh

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Amendment”), as further amended by that certain Eighth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of July 25, 2008 (the “Eighth Amendment”), as further amended by that certain Ninth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of August 27, 2008 (the “Ninth Amendment”), as further amended by that certain Tenth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, entered into on October 21, 2008, but effective as of September 30, 2008 (the “Tenth Amendment”), and as further amended by that certain Eleventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 1, 2009 (the “Eleventh Amendment”, and together with the Tenth Amendment, the Ninth Amendment, the Eighth Amendment, the Seventh Amendment, the Sixth Amendment, the Fifth Amendment, the Fourth Amendment, the Third Amendment, the Second Amendment, the First Amendment and the Original Contribution Agreement, the “Contribution Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings set forth for the same in the Contribution Agreement. For avoidance of confusion, however, the parties acknowledge that all references in the Contribution Agreement to “PMB LLC” shall mean and refer to Pac Med LLC (as defined herein), and where the term “PMB LLC” is used in this Amendment, the same shall instead mean and refer to PMB LLC, a California limited liability company (“PMB LLC”). Pac Med LLC and PMB LLC are affiliates, but are separate legal entities.
          B. Pursuant to that certain letter agreement entitled “Termination Acknowledgement (Pomerado, Washoe and Liliha),” dated February 26, 2009 (the “Pomerado, Washoe and Liliha Termination Acknowledgement”), by and among NHP, the Operating Partnership, Pac Med LLC, PMB LLC, PMBRES, Pomerado LLC, Washoe LLC, and Liliha LP, the parties thereto mutually terminated the portion of the Contribution Agreement relating to the Property leased by Pomerado LLC (the “Pomerado Property”), the Property leased by Washoe LLC (the “Washoe Property”), and the Property leased by Liliha LP (the “Liliha Property”), upon and subject to the terms thereof.
          C. Pursuant to that certain letter agreement entitled “Termination Acknowledgement — Gilbert,” dated June 1, 2009 (the “Gilbert Termination Acknowledgement”), by and among NHP, the Operating Partnership, Pac Med LLC, PMB LLC, PMBRES and Gilbert LLC, the parties thereto mutually terminated the portion of the Contribution Agreement relating to the Property leased by Gilbert LLC (the “Gilbert Property”), upon and subject to the terms thereof (the “Gilbert Termination”). The Pomerado, Washoe and Liliha Termination Acknowledgement and the Gilbert Termination Acknowledgement shall be referred to herein, collectively, as the “Termination Acknowledgements.”
          D. NHP, the Operating Partnership, Pac Med LLC, Pomerado LLC and Gilbert LLC (notwithstanding the terminations set forth in the Termination Acknowledgements) desire to amend the Contribution Agreement in accordance with the terms and conditions set forth herein.

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A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NHP, the Operating Partnership, Pac Med LLC, Pomerado LLC, and/or Gilbert LLC (as more particularly described below) hereby agree as follows:
1. REINSTATEMENT OF POMERADO PROPERTY.
     1.1 Pomerado. The parties acknowledge that a change in the conditions affecting the Pomerado Property has occurred. Accordingly, notwithstanding anything to the contrary contained in the Pomerado, Washoe and Liliha Termination Acknowledgement, or the Contribution Agreement, as hereby amended (including, without limitation, the “Right of First Offer” and the “ROFO Procedures” each as defined and as set forth in Section 2 of the Eleventh Amendment granted in favor of the Operating Partnership and relating to the Pomerado Property), the parties hereby acknowledge and agree that Pomerado LLC desires to Transfer all of its right, title and interest in and to the Pomerado Property and, in lieu of proceeding with the Right of First Offer and ROFO Procedures set forth in the Eleventh Amendment with respect to the Pomerado Property, all portions of the Contribution Agreement, as hereby amended, relating to Pomerado LLC and/or the Pomerado Property, which were heretofore terminated and made of no further force or effect pursuant to the terms of the Pomerado, Washoe and Liliha Termination Acknowledgement, are hereby reinstated in their entirety and are now in full force and effect (as hereby amended), with such prior termination for the Pomerado Property being hereby rescinded.
     1.2 Payment Acknowledgement. The parties acknowledge and agree that that no portion of the “Present Portfolio Premium Adjustment” (as defined in the Eleventh Amendment) which has already been paid in full in connection with the execution of the Eleventh Amendment, and which had accounted for the prior termination of the Pomerado Property, among others, shall be subject to any offset, repayment, refund or forfeiture, notwithstanding the reinstatement of the Pomerado Property as set forth in this Section 1 or the separate transactions being consummated concurrently with the Effective Date by and between Gilbert LLC and NHP relating to the Gilbert Property, including, without limitation, pursuant to that certain Limited Liability Company Agreement of NHP/PMB Gilbert LLC, dated as of the Effective Date, by and between Gilbert LLC and NHP.
2. CONTRIBUTION OF POMERADO PROPERTY.
     2.1 Contribution of Pomerado Property. Notwithstanding anything to the contrary contained in the Contribution Agreement (as hereby amended, including, without limitation, Sections 4.4 and 6.1.19 thereof), Pomerado LLC shall not be required to deliver a Completion Notice in connection with the Contribution Transaction with respect to the Pomerado Property, and instead, the parties agree that: (a) the Net Operating Income and the Cap Rate with respect to the Pomerado Property shall be the agreed upon net operating income amount and cap rate, respectively, specified on Exhibit “A” attached hereto, which Cap Rate shall be deemed to be the Pomerado Property’s “Cap Rate” as set forth on Exhibit “B-2”” for purposes of the first sentence of Section 2.1.1 of the Contribution Agreement; (b) Pomerado LLC hereby elects to

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engage in a Property Contribution; (c) a supplement to Exhibit “D” to the Contribution Agreement (which identifies the Prop 13 Tax Increases and the applicable phase-in period (not to exceed three (3) years) for the Pomerado Property) is attached hereto as Exhibit “B”; (d) for purposes of Section 2.4 of the Contribution Agreement, Transferee is concurrently herewith reimbursing Pomerado LLC for and/or assuming all obligations relating to any expenses or other sums due pursuant to the last sentence thereof (which relate to the costs of tenant improvement work and leasing costs); (e) access to the Property Documents relating to the Pomerado Property has been made available to the Operating Partnership; (f) a copy of the Property Questionnaire with respect to the Pomerado Property has been made available to the Operating Partnership; (g) the Development Property Diligence Period with respect to the Pomerado Property shall be deemed to have terminated on the Effective Date; (h) a PTR (the “Pomerado PTR”), dated as of October 10, 2009 (the “PTR Date”), Underlying Documents, Survey and UCC Search with respect to the Pomerado Property have been delivered to Transferee; (i) for purposes of the penultimate sentence of Section 4.2.4 of the Contribution Agreement, the legal description of the Pomerado Property as of the date on which the Completion Notice is delivered shall mean the legal description as attached to the Pomerado PTR, and the date after which Pac Med LLC and Pomerado LLC are precluded from causing the creation of any exception or encumbrance against the Pomerado Property shall be the PTR Date; (j) a copy of the Certificate of Representations executed by Pomerado LLC as of the Effective Date with respect to the Pomerado Property is attached hereto as Exhibit “C”; (k) all of the applicable Transferee’s Closing Conditions (which the parties acknowledge and agree include, without limitation, the ROFO Closing Conditions for the Pomerado Property listed on Exhibit “D” attached hereto), and all of the applicable Transferor’s Closing Conditions have either been satisfied or waived and the Closing with respect to the Pomerado Property is taking place concurrently herewith effective as of the Effective Date; (l) for purposes of Section 8 of the Contribution Agreement, all representations that are to be made as of the delivery of the Completion Notice, shall instead be made as of the Effective Date; (m) none of the additional covenants of Pomerado LLC set forth in Section 10.1 of the Contribution Agreement shall be applicable to the Closing with respect to the Pomerado Property; (n) Pac Med LLC has furnished to NHP, with respect to the Pomerado Property, all of the required disclosures set forth in Section 10.3.5 of the Contribution Agreement, including all of the information required by Exhibit “Z” attached thereto and the Property Financial Statements as of September 30, 2009 (and all references to any amendment or supplement to the PPM contained in Section 10.3 of the Contribution Agreement shall include, without limitation, any new PPM prepared in connection herewith); (o) Section 10.4 of the Contribution Agreement shall not be applicable with respect to the Pomerado Property; (p) the last sentence of Section 6.5 of the Contribution Agreement shall not be applicable with respect to the Pomerado Property; and (q) any right of any party to terminate the Contribution Transaction with respect to the Pomerado Property as set forth in the Contribution Agreement shall not be applicable from and after the Effective Date. Further, Pac Med LLC and Pomerado LLC hereby represent and warrant to NHP and the Operating Partnership that (i) the information previously provided pursuant to Section  10.3.5 of the Contribution Agreement with respect to the Pomerado Property and any other properties described in the PPM that may be acquired in the future in a transaction between Transferee or affiliates of Transferee, on the one hand, and Pac Med LLC or affiliates of Pac Med LLC, on the other hand (the Pomerado Property and any such future properties being referred to herein as the “PMB Properties”), does not, as of the Effective Date, contain any

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untrue statement of a material fact or omit any of the information required by Exhibit “Z” attached to the Contribution Agreement, or any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) there has been no material change in the financial position of the PMB Properties or their results of operations since September 30, 2009.
     2.2 ROFO Closing Conditions. For purposes of the Contribution Transaction involving the Pomerado Property referenced in Section 2.1 hereof, the portions of the ROFO Closing Conditions contained in Exhibit “BB” attached to the Contribution Agreement relating to the Pomerado Property shall be deleted in their entirety and replaced with the ROFO Closing Conditions set forth on Exhibit “D” attached hereto. NHP and the Operating Partnership each acknowledge that as of the Effective Date hereof, the ROFO Closing Conditions relating to the Pomerado Property have been satisfied.
     2.3 Certain Closing Deliverables. NHP and the Operating Partnership each acknowledge that they have received the Closing Statement required to be delivered pursuant to Section 7.5.2 of the Contribution Agreement in connection with the Contribution Transaction relating to the Pomerado Property. NHP and the Operating Partnership further acknowledge that such Closing Statement contains all information required to be delivered in the Notice required to be delivered by Pomerado LLC pursuant to Section 2.3 of the Contribution Agreement. Further, NHP and the Operating Partnership hereby waive the requirement that Pomerado LLC deliver the Notice and acknowledge that the Closing Statement contains (a) a list of the applicable Transferor Parties for such Transferor and Property, (b) the Allocable Share of each such Transferor Party for such Transferor and Property (which NHP and the Operating Partnership acknowledge constitutes the Estimated Allocable Share and the Closing Date Allocable Share (as such terms are defined in the Third Amendment)), (c) the Cash Portion elected by each such Transferor Party for such Transferor and Property, and (d) the Unit Portion elected by each such Transferor Party for such Transferor and Property.
     2.4 Reimbursable Legal Fees and Costs Amount Notice. Pursuant to Section 16.5 of the Contribution Agreement, with respect to the Closing of the Contribution Transaction relating to the Pomerado Property, Pomerado LLC has elected to cause the Operating Partnership to pay a portion of its Legal Fees and Costs. NHP and the Operating Partnership agree that this Section 2.4 shall constitute the Legal Fees and Costs Notice required to be delivered pursuant to Section 16.5 of the Contribution Agreement and NHP and the Operating Partnership hereby waive any requirement that Pomerado LLC deliver a separate Legal Fees and Costs Notice. Notwithstanding Section 16.5 of the Contribution Agreement, the actual amount and specified portion of the Reimbursable Legal Fees and Costs Amount which Pomerado LLC has elected to cause the Operating Partnership to pay shall be set forth in the final Closing Statement for the Contribution Transaction relating to the Pomerado Property.
3. ACKNOWLEDGEMENT OF NHP STOCK PRICE AND ADJUSTMENT FACTOR. Notwithstanding anything to the contrary contained in Section 2.3(b) of the Contribution Agreement, the parties hereby acknowledge and agree that for purposes of the Contribution Transaction involving the Pomerado Property referenced in Section 2.1 hereof, the number of OP Units which the OP Unit Recipients for such Property shall receive on account of the OP Unit

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Portion of the Contribution Value for such Property shall be determined by dividing such OP Unit Portion by the Common Stock price of $33.00.
4. ELEVENTH AMENDMENT CHANGES.
     4.1 Definition of PMB ROFO Party. Section 2.1 of the Eleventh Amendment is hereby amended by deleting the definition of “PMB ROFO Party” (as defined in the Eleventh Amendment), in its entirety, and inserting the following in lieu thereof:
     “PMB ROFO Party” shall mean with respect to (i) the Orange Property, Orange LLC or any affiliate of Orange LLC or Pac Med LLC that acquires all or substantially all of Orange LLC’s right, title and interest in and to the Orange Property in an Exempt Transaction, (ii) the Mission Property, Mission LLC or any affiliate of Mission LLC or Pac Med LLC that acquires all or substantially all of Mission LLC’s right, title and interest in and to the Mission Property in an Exempt Transaction and (iii) any “Remaining Development Property” (as hereinafter defined), Burbank 2 LLC or Pasadena LLC, as applicable, or any affiliate of Burbank 2 LLC or Pasadena LLC, as applicable, or Pac Med LLC that acquires all or substantially all of Burbank 2 LLC’s or Pasadena LLC’s, as applicable, right, title and interest in and to such Remaining Development Property in an Exempt Transaction.”
     4.2 Elimination of ROFOs. Section 2 of the Eleventh Amendment is hereby amended by deleting each of Section 2.2 (Pomerado) and Section 2.3 (Gilbert), thereof, in their entirety.
5. PROPERTY MANAGEMENT AGREEMENT. The Contribution Agreement is hereby amended by deleting Exhibit “R” attached thereto in its entirety and replacing the same with the Exhibit “R” attached hereto as Exhibit “E”.
6. MISCELLANEOUS PROVISIONS.
     6.1 Governing Law. This Amendment and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.
     6.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
     6.3 Headings. The Section headings of this Amendment are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.
     6.4 Construction. This Amendment shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

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     6.5 Effect of Amendment. In the event of any inconsistency between the terms of the Contribution Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.
     6.6 Ratification. Except as otherwise expressly modified hereby, the Contribution Agreement shall remain in full force and effect, and all of the terms and provisions of the Contribution Agreement, as herein modified, are hereby ratified and reaffirmed.
[Signature Pages Follow]

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NHP:

NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ Abdo H. Khoury

	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer
Executive Vice President

OPERATING PARTNERSHIP:

NHP/PMB L.P.,
a Delaware limited partnership

By:	NHP/PMB GP LLC,
a Delaware limited liability company,
its General Partner

By:	NHP Operating Partnership L.P.,
a Delaware limited partnership,
its Sole Member

By:	NHP GP LLC,
a Delaware limited liability company,
its General Partner

By:	Nationwide Health Properties, Inc.,
a Maryland corporation,
its Sole Member

By:	/s/ Abdo H. Khoury

	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer
Executive Vice President
[Additional Signature Pages Follow]
Signature Page-1

PAC MED LLC:

PACIFIC MEDICAL BUILDINGS LLC,
a California limited liability company

By:	PMB, INC.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre

Mark Toothacre
President

POMERADO LLC:

PDP POMERADO LLC,
a California limited liability company

By:	PMB Poway LLC,
a California limited liability company,
its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre

Mark Toothacre
President
[Additional Signature Pages Follow]
Signature Page-2

GILBERT LLC:

PMB GILBERT LLC,
a Delaware limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre

Mark Toothacre
President
Signature Page-3

EXHIBIT “A”
NET OPERATING INCOME AND CAP RATES FOR
THE POMERADO PROPERTY
See Attached.

A-1

Pomerado Outpatient Pavilion
Poway, CA

Adjusted for 2/1 Close
Net Operating Income	5,627,710
Less Aged Receivables	—
Adjusted NOI	5,627,710
Cap Rate	7.60%
Capped Value	$74,048,816

Excess TI Rent Value % 9.5%	—

Gross Purchase Price	74,048,816
Immediate Capital Items*	(30,000)
Net Purchase Price	$74,018,816

*	$30,000 Trash Enclosure (PMB has agreed to credit at closing)

Approved:
/s/ Shane Seitz
Shane Seitz
Nationwide Health Properties

A-2

EXHIBIT “B”
PROP 13 TAX INCREASES FOR
THE POMERADO PROPERTY
None.

B-1

EXHIBIT “C”
EXECUTED COPY OF THE CERTIFICATE OF REPRESENTATIONS
FOR THE POMERADO PROPERTY
PDP POMERADO LLC
CERTIFICATE OF REPRESENTATIONS
     This CERTIFICATE OF REPRESENTATIONS (this “Certificate”) is delivered as of February 1, 2008 (the “Effective Date”) by PDP POMERADO LLC, a California limited liability company (the “undersigned”), pursuant to Section 3.1 of the Twelfth Amendment (as defined below) to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008 (the “Original Contribution Agreement”), as amended by that certain First Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 10, 2008 (the “First Amendment”), as further amended by that certain Letter Agreement Re: Due Diligence Waiver Letter and Second Amendment to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 14, 2008 (the “Second Amendment”), as further amended by that certain Third Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 26, 2008 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 28, 2008 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of April 22, 2008 (the “Fifth Amendment”), as further amended by that certain Sixth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of May 12, 2008 (the “Sixth Amendment”), as further amended by that certain Seventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 24, 2008 (the “Seventh Amendment”), as further amended by that certain Eighth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of July 25, 2008 (the “Eighth Amendment”), as further amended by that certain Ninth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of August 27, 2008 (the “Ninth Amendment”), as further amended by that certain Tenth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of October 21, 2008 (the “Tenth Amendment”), as further amended by that certain Eleventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 1, 2009 (the “Eleventh Amendment”), and as further amended by that certain Twelfth Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of the date hereof (the “Twelfth Amendment”) and together with the Eleventh Amendment, the Tenth Amendment, the Ninth Amendment, the Eighth Amendment, the Seventh Amendment, the Sixth Amendment, the Fifth Amendment, the Fourth Amendment, the Third Amendment, the Second Amendment, the First Amendment and the Original Contribution Agreement, the “Contribution Agreement”), by and among Nationwide Health Properties, Inc., a Maryland corporation (“NHP”), NHP/PMB L.P., a Delaware limited partnership (“Operating Partnership”), Pacific Medical Buildings LLC, a California limited liability company (“PMB”), and each of the “Transferors” identified therein (including, without limitation, the undersigned), among others. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Contribution Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES TO NHP AND OPERATING PARTNERSHIP THAT:

     All representations and warranties made by the undersigned in Section 8 of the Contribution Agreement, and all other representations and warranties set forth in Section 8 of the Contribution Agreement, are true and correct on and as of the Effective Date (except with respect to representations and warranties made as of a prior date, which shall be true and correct in all material respects as of such date, and provided that (i) attached hereto as Attachment No. 1 is a true, correct and complete copy of Exhibit “V-1” to the Contribution Agreement with respect to the Property leased by the undersigned as of the Effective Date and (ii) attached hereto as Attachment No. 2 is a true, correct and complete copy of Exhibit “W” to the Contribution Agreement with respect to the Property leased by the undersigned as of the Effective Date) and as of the Closing Date.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Representations as of the Effective Date.

PDP POMERADO LLC, a California limited liability company

By:	PMB Poway LLC,
a California limited liability company,
its Manager

	By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

		By:	PMB, Inc.,
a California corporation,
its Manager

			By:	/s/ Mark Toothacre

Mark Toothacre
President
(remainder of this page has intentionally been left blank)

ATTACHMENT NO. 1
TO CERTIFICATE
RENT ROLL

ATTACHMENT NO. 2
TO CERTIFICATE
SCHEDULE OF CONTRACTS

CONTRACT TYPE	VENDOR
Ambient Music	Aesthetic Audio

Alarm System (Fire)	San Diego Alarms

Automatic Doors (Entry)	Stanley

Day Porter	Servi-Tek

Elevator Maintenance/Repair Calls	ThyssenKrupp Elevator Corporation

Fire Life Safety Drill & Class	A Associates

Generator Inspection	Purodyne

HVAC Maintenance	Pacific Rim Mechanical

HVAC Boiler Maintenance	Pacific Rim Mechanical

Janitorial	Servi-Tek

Landscape – Exterior	San Diego Landsystems

Landscape – Interior	Planetscapes

Pay Phones	West Coast Communications

Pest Control	Lloyd Pest Control

Waste Disposal (Trash)	EDCO Disposal Corporation

Fire Protection	Jam Fire Protection

EXHIBIT “D”
ROFO CLOSING CONDITIONS
FOR THE POMERADO PROPERTY
Ground Lease
1. Article 6 — Right of First Refusal — Landlord has a right of first refusal to purchase the Property. Landlord has 60 days to commit to purchase the Property following receipt of notice and 90 days to close the purchase. Tenant has 1 year to sell the Property following the expiration of the 30 day period at a price not less than 97.5% of the price offered to Landlord and on terms not materially more favorable to the purchaser. Any sale of the Property during the first 10 years of the Initial Term requires the approval of all members of Tenant.
2. Article 7 — Option to Purchase – Exercisable on the 10 year anniversary of the Commencement Date and each 5 year anniversary thereafter for the Property’s FMV, provided that if Landlord exercised its option on the 10 year anniversary, then the purchase price shall not be less the total building costs. If Tenant sells the Property between the 10th and 15th anniversaries of the Commencement Date, then the next option will be on the 5 year anniversary of such sale and then the options will commence again on the 20 year anniversary of the Commencement Date and each subsequent 5 year anniversary.
3. Article 10 – Option to Purchase First Two Floors – Landlord has option to acquire first 2 floors of MOB any time during first 10 years of Landlord’s occupancy of the space. The purchase price of such space prior to Tenant obtaining a permanent loan is the sum of (a) total improvement costs, (b) 8% of total improvement costs and (c) 10% return on Tenant’s equity investment attributable to first two floors. The purchase price of such space after Tenant obtains a permanent loan is the sum of (a) total improvement costs, (b) 8% of total improvement costs and (c) any pre-payment fees of the permanent loan plus any tax obligations of Tenant related to the sale of the first two floors. Tenant has a right of first refusal to reacquire the first two floors following any purchase by Landlord.
4. Article 14 — Tenant cannot transfer its interest in the Property without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
GROUND LEASE CLOSING REQUIREMENTS:
1. Landlord to waive right of first refusal and consent to the proposed transfer of the Lease and the Improvements.
2. Option to purchase first two floors to be eliminated.
3. Landlord to deliver an estoppel certificate as a condition to closing (see Section 19.1 obligating Landlord to deliver the estoppel within 15 days after being requested).
4. Landlord estoppel to confirm that “total building costs” resets to NHP’s purchase price (contribution value). Purchase options (after the 10 year anniversary) to be modified to provide for a floor equal to NHP’s purchase price (contribution value).
Loan Documents — NHP
Existing Loan from NHP to be satisfied and converted to equity at closing.

D-1

EXHIBIT “E”
EXHIBIT “R” TO THE CONTRIBUTION AGREEMENT
FORM OF PROPERTY MANAGEMENT AGREEMENT
Asset and Property Management Agreement
This Asset and Property Management Agreement (“Agreement”) is made as of <                                > (“Effective Date”), by the following parties:

“Owner”:	<Insert Name Of Property Owning Entity>
“Agent”:	PMB Real Estate Services LLC
“Property”:	<Insert Name Of Property>
Owner designates Agent as the managing Agent for Owner’s Property. Agent accepts this designation and agrees to furnish the services of its organization for the duties as more completely described below and in the attached Addenda:
1.	Term of Agreement. The term of this Agreement (“Term”) shall commence on the Effective DateInsert Closing Date Of The Property Contribution Transaction, and terminate ten (10) years after the Effective Date. This Agreement, if not previously renewed in writing for an additional fixed period, may be canceled effective at the end of the Term by either party giving written notice no less than thirty (30) days before the expiration of the Term. If not so canceled, the Term shall automatically be extended for additional terms of twelve (12) calendar months each, which shall be subject to cancellation in accordance with the provisions outlined above.
1.1.	Notwithstanding the above, at any time during the Term, Owner may serve written notice to Agent of its intention to cancel this Agreement in whole, or to cancel this Agreement only with respect to the “Asset Management Services” (defined below) or the “Property Management Services” (defined below), in each case, for Cause (defined below), provided written notice is given at least sixty (60) days before the effective date of such cancellation. During the 60 days, Agent may cure the Cause, if capable of being cured, or, if the Cause is incapable of being cured within that time, but can be cured within a reasonable period thereafter, commence to cure it and thereafter diligently pursue to cure it, in which case this Agreement shall not terminate pursuant to such written notice unless Agent fails to diligently cure such Cause within a reasonable period. As used in this Agreement, “Cause” means, while acting as Agent: fraud, bankruptcy, gross negligence, willful misconduct, material adverse default (i.e., after customary notice and opportunity to cure) of Agent, its officers, employees or agents, in all cases having a direct, substantial, and material adverse affect on the Property’s business. Cause will be established only after judicial or arbitral determination, provided that Agent may not cure such Cause following such judicial or arbitral determination unless Owner has consented to the same. As used in this Agreement, “Asset Management Services” means each of Agent’s obligations pursuant to Addendum D attached hereto. As used in this Agreement, “Property Management Services” means each of Agent’s obligations pursuant to Addendum A, Addendum B, and Addendum C attached hereto, as well as Agent’s obligations pursuant to Section 2.1(b)-(d) and Section 5.4 below.

1.2.	[[[[***Notwithstanding the foregoing provisions of Section 1.1 above, the cancellation of this Agreement with respect to the Property Management Services will also require the approval of <Insert Name Of Hospital If Applicable> (“Ground Lessor”), to the extent required under that certain <Insert Name Of Applicable Document> (“Ground Lease”). ***]] ] ]

1.3.	Notwithstanding the foregoing provisions of this Section 1, this Agreement shall automatically terminate upon: (a) the sale or other transfer by Owner of the Property to an unaffiliated third party bona fide purchaser for value, or (b) the occurrence of a major casualty to the Property so that the Property is no longer in operation and is reasonably expected by Owner to be so for a period of at least eighteen (18) months.
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1.4.	If this Agreement is terminated in whole or in part, Owner and Agent will cooperate in the timely and coordinated transfer of the applicable management responsibilities and the applicable files, keys, plans, specifications, and such other accountings, books and records relating to the Property. If necessary, Agent shall assign such existing contracts relating to the operations and maintenance of the Property as Owner shall require (which by their terms are assignable), provided that Owner or replacement agent shall agree to assume all liability thereunder accruing after the date of assignment.

1.5.	If this Agreement is terminated in whole or in part, Agent shall be paid in accordance with the provisions of this Agreement for its performance of the Asset Management Services and/or the Property Management Services, as applicable, prior to the effective date of such termination (or such later date as is mutually agreed upon by the parties hereto). Termination of this Agreement shall release Agent for liability for failure to perform the Asset Management Services and/or the Property Management Services, as applicable, after such termination (provided that such release shall not apply to any provisions hereof which expressly survive termination).
2.	Responsibility of Agent. In consideration of the real estate management services to be rendered by Agent under this Agreement, Agent agrees:
2.1.	Agent shall use commercially reasonable efforts: (a) in the performance of its duties for the Property in accordance with the obligations and limitations set forth in the attached Addenda, (b) to advise Owner periodically concerning any claims (including insurance claims) involving the Property, (c) to ensure that the Property complies with applicable laws and (d) to operate the Property in a manner that shall not disqualify Owner or its “Affiliates” (defined below) from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time). Agent shall not be obligated to perform such services as not specifically described herein. Agent shall not commence litigation or incur legal fees on Owner’s behalf without Owner’s prior written consent. As used herein, an “Affiliate” of any entity shall mean any entity, company, corporation, limited liability company, limited partnership, general partnership, or joint venture, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity.

2.2.	Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s duties and said records shall be available for Owner’s inspection at reasonable times on receipt of written notice therefore.

2.3.	Agent shall provide the accounting records and reports set forth on the attached Exhibit A at the times specified therein. Any alteration of the substance and form of reports from Agent to Owner shall require the parties’ mutual written consent. Notwithstanding the foregoing, Agent shall cooperate with Owner to make such modifications to the reporting format and content as Owner may reasonably request. Agent shall preserve the same for at least seven (7) years after the close of the calendar year to which they relate. Any person designated by Owner shall have access to such records, accounts and books and all other material pertaining to the Property and its operations during business hours on reasonable notice.

2.4.	Agent shall be responsible for costs relating to normal accounting required with respect to Agent’s duties under this Agreement. Owner shall pay for any additional costs or expenses that Agent or its Affiliates incur as a result of compliance with SOX or SEC rules, regulations, or laws with respect to the Property.
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3.	Responsibilities of Owner. In consideration of the real estate management services to be rendered by Agent under this Agreement, Owner agrees:
3.1.	Owner shall, if applicable and if Agent reasonably deems it necessary, promptly furnish Agent with all documents and records as needed by Agent for the efficient management of the Property, including all leases, amendments and correspondence related thereto; the status of rental payments; mortgage loan information and payment instructions; copies of service contracts in effect; and all applicable insurance policies.

3.2.	Owner shall promptly provide Agent with all necessary funds for Agent to fulfill its obligations under this Agreement. If Owner has not provided said funds within seven (7) days after Agent’s written request, Agent may, at Agent’s sole option and in addition to all other remedies available to Agent, terminate this Agreement, provided that such termination shall occur prior to Owner’s delivery of such funds. Agent shall not be required to advance funds for Owner’s account.
4.	Termination of Property Manager. At any time during the Term, Owner may serve written notice to Agent of its intention to cause Agent to replace the “Property Manager” (defined in Addendum A hereto) due to such person’s failure to perform in a reasonable, professional manner in accordance with industry standards, as reasonably determined by Owner. [[[[***To the extent required under the Ground Lease, Owner shall first obtain Ground Lessor’s consent. If Ground Lessor so consents, Agent shall contact Ground Lessor, to the extent required under the Ground Lease, to request its consent to such replacement within thirty (30) days of receipt of such consent and Owner’s notice.***]]]] Agent must replace the Property Manager within sixty (60) days of receiving each such required consent.

5.	Insurance and Indemnification. Agent shall not be responsible for the type, amount, or sufficiency of insurance coverage on the Property.
5.1.	Except for matters involving Agent’s Cause, Owner shall indemnify, defend, and hold Agent and its members, partners, officers, employees and agents harmless from any and all claims, costs, expenses, demands, attorney’s fees, suits, liabilities, judgments and damages arising from or connected with the management of Property by Agent of the performance or exercise of any of the duties, obligations, powers or authorities granted to Agent under this Agreement; Owner shall promptly reimburse Agent for any monies Agent is required to pay whatsoever for items covered by this Section 5, and such obligation for reimbursement shall survive termination of this Agreement. Owner’s obligations under this Section 5.1 shall survive termination of this Agreement but shall not apply to any claim that relates to acts occurring after the date of termination.

5.2.	Agent shall indemnify, defend, and hold Owner and its members, partners, officers, employees and agents harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with any breach or default by Agent of its obligations under this Agreement which would constitute Cause and entitle Owner to terminate this Agreement. Such obligations of Agent shall: (a) apply without regard to whether this Agreement is actually terminated, and (b) survive termination of this Agreement. In addition, if this Agreement is terminated in whole or in part pursuant to Sections 1.1 above or 7.1 below, Agent shall indemnify, defend, and hold Owner harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with such termination; provided, however, that the total costs payable by Agent pursuant to this sentence shall not exceed the total amount of fees paid to Agent by Owner hereunder with respect to the Property for the twenty-four (24) month period immediately preceding such termination pursuant to this Agreement.
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5.3.	Owner shall obtain and maintain insurance for the Property in forms and coverage amounts of at least the forms and coverage amounts as are customary for similar medical office buildings. Agent shall periodically review and coordinate with Owner in matters regarding insurance coverage. Owner and Agent each waives claims for recovery against the other to the extent recovered under their respective insurance policies.

5.4.	Agent shall carry the insurance set forth on the attached Exhibit B in the amounts and pursuant to the terms set forth therein. Agent shall comply with all local, State and Federal laws and regulations, including minimum wage laws, applicable to any employees.

5.5.	At all times during the continuance of this Agreement all bodily injury, property damage and personal injury insurance carried by Owner on Property shall, without cost to Agent, extend to, insure and indemnify Agent, as well as Owner, by endorsement of such insurance coverage to specifically name Agent as an additional insured.

5.6.	Copies of all insurance coverage and endorsements required under this Agreement shall be delivered promptly to each party as required.
6.	Termination Accounting. If any payments for Owner’s account are received by Agent after expiration or earlier termination of this Agreement, Agent shall promptly deliver such funds to Owner. If and to the extent there are not sufficient funds in Owner’s account to cover costs relating to the period before such expiration or earlier termination, Owner shall be solely responsible to pay same. Owner shall pay Agent reasonable out-of-pocket expenses incurred by Agent at Owner’s direction after expiration or earlier termination of this Agreement. Within thirty (30) days after expiration or earlier termination of this Agreement, Agent shall deliver to Owner all written reports required with respect to the Property under Section 2.3 above for any period not covered by previously delivered reports up to the time of such expiration or earlier termination.

7.	Miscellaneous.
7.1.	If a bankruptcy petition is filed by or against either Owner or Agent and is not dismissed within sixty (60) days, or if either makes an assignment for the benefit of creditors or takes advantage of any insolvency act or proceeding, either party may cancel this Agreement on ten (10) days written notice to the other.

7.2.	If either party brings an action to enforce or declare rights hereunder or seeks a judicial or arbitral determination of whether Cause may be established, the prevailing party in any such action, on trial, appeal, or otherwise, shall be entitled to reasonable attorneys’ fees to be paid by the losing party.

7.3.	This Agreement shall be governed by California law. When the context requires, any gender includes all others, the singular number includes the plural, and vice-versa. Captions are inserted for convenience of reference and do not describe or limit the scope or intent of this Agreement. Any recitals above, and any exhibits or schedules referred to and/or attached hereto, are incorporated by reference into this Agreement. “Person” includes any entity. “Including” means including without limitation. This Agreement contains the entire agreement between the parties regarding its subject matter. Any prior oral or written representations, agreements and/or understandings shall be of no effect. No waiver, amendment or discharge of this Agreement shall be valid unless it is in writing and signed by the party to be obligated. This Agreement shall, subject to any provision of this Agreement that may prohibit or curtail assignment of rights, bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors; however, there are no intended third-party beneficiaries to this Agreement except those expressly
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set forth herein, and only the parties or their heirs, assigns, representatives and successors are entitled to enforce this Agreement. If any provision of this Agreement is held by a court to be invalid or unenforceable, the other provisions shall remain in effect. No inference or presumption shall be drawn if a party or its attorney prepared and/or drafted this Agreement; it shall be conclusively presumed that the parties participated equally in its preparation and/or drafting.
8.	Notice. For the purposes of this Agreement, unless changed by written notice, the mailing addresses of both parties for all purposes shall be:

Owner’s Notice Address:

<Insert Name Of Property Owning Entity>
Attention: VP Portfolio Management
610 Newport Center Drive, Suite 1150
Newport Beach, CA 92660
949.759.6687 fax
949.718.4400 phone

Agent’s Notice Address:

PMB Real Estate Services LLC
Attention: President
12348 High Bluff Drive, Suite 100
San Diego, CA 92130
858.794.1910 fax
858.794.1900 phone
9.	Assignment. Agent shall not sell, assign or otherwise transfer to any person, other than its wholly-owned subsidiary, any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Owner (which may be granted or withheld in Owner’s sole and absolute discretion).

10.	Confidentiality. Except as may be required by applicable laws or governmental regulations governing Agent, at all times during the period of this Agreement and thereafter, Agent shall maintain strict confidence with respect to any and all information of a confidential, proprietary nature which is or may be either applicable to, or related in any way to the Property, including all financial records (the “Confidential Information”).

11.	Attachments. The following Addenda are attached to and made a part of this Agreement.

☑	Addendum A:	Property Management Agreement
☑	Addendum B:	Construction Management Agreement
☑	Addendum C:	Leasing Agreement
☑	Addendum D:	Asset Management Agreement
Signatures on next page ...
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Intending to be legally bound, the parties have signed this Management Agreement as of the Effective Date.
OWNER:
NHP/PMB                                         , LLC
a Delaware limited liability company

By:

Print:

Title:

AGENT: PMB Real Estate Services LLC a Delaware limited liability company
By:
Claude Hooton, President

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Exhibit A
Reporting Requirements
     1. On the third (3rd) business day after the end of each calendar month, Agent shall provide or make available the following to Owner:
          (a) Trial balance, income statement and balance sheet in Excel format, or in such other format as Owner may require;
          (b) Balance sheet variance report with explanations for any account balance changes from the prior month that are greater than Twenty-Five Thousand Dollars ($25,000) and ten percent (10%); and
          (c) Accounts receivable aging report without comments.
     2. Within twenty (20) days after the end of each calendar month (but within fifteen (15) days after the end of each calendar quarter), Agent shall provide or make available the following to Owner in a format approved by Owner, with respect to the preceding calendar month:
          (a) At each quarter end, an executive summary report, summarizing operational issues of the Property, and including all pending or threatened litigation with respect to the Property and any other special information reasonably required from time to time by Owner related thereto;
          (b) A comparison of the current month and year-to-date account of actual revenue and expenses to budgeted revenue and expenses showing calculations of monthly and year-to-date variances from the then applicable Budget and written descriptions of any monthly or year-to-date variances that exceed Ten Thousand Dollars ($10,000) and ten percent (10%) of the then applicable Budget line item(s);
          (c) A detailed income statement, balance sheet, rent roll, check register, accounts receivable aging report with comments related to the status of each delinquent account, accounts payable open invoice list, capital improvement depreciation schedules, property tax accrual schedule, property insurance accrual schedule, accrued expense schedule, straight-line rent schedule, and property tax and insurance invoices (if applicable);
          (d) A re-forecasted income statement (including cash flows) for the current calendar year. This should include the then current year-to-date actual activity plus the budgeted activity for the remainder of the year adjusted for known material changes to revenue, expenses and/or capital expenditures, submitted in Excel format or such other format as Owner may require;
          (e) A bank reconciliation of the Property’s checking account;
          (f) A report on the leasing activity at the Property including the current month and year-to-date number of new leases executed, the number of move-outs and the number and status of prospective tenants touring the Property. This report should also list the lease expirations for the rolling 12-month period in chronological order with a status of each; and
          (g) A computation of all fees payable hereunder.
     3. For each calendar quarter, within fifteen (15) days after quarter end, Agent shall provide to Owner a written report on the local leasing markets in a format to be provided by Owner.
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Exhibit A – Reporting Requirements – Page 1

     4. Periodically, but not more frequently than twice per calendar year, Agent shall furnish to Owner the following:
          (a) Reports covering on-site physical inspections; and
          (b) A current inventory of personal property and equipment used in connection with the Property.
     5. Agent shall furnish to Owner, as promptly as practicable, such other reports, statements or information with respect to the operations of the Property as Owner may from time to time reasonably request to be produced by Agent. Agent shall give to Owner prior, written notice of the anticipated cost of preparing and furnishing such reports, statements or information, and if specifically approved in writing by Owner, Owner shall reimburse all of Agent’s costs and expenses incurred with respect to the preparation and furnishing of such other reports, statements and information.
end Exhibit
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Exhibit A – Reporting Requirements – Page 2

Exhibit B
Agent’s Required Insurance
     1. Agent shall maintain during the Term, and any extensions thereof, the following insurance coverages:
          (a) Worker’s Compensation Insurance and Employer’s Liability Insurance in accordance with all applicable laws, and with limits of not less than One Million Dollars ($1,000,000) or the limits required by the state in which the Property is located. The Worker’s Compensation Insurance shall comply with all requirements of applicable law, and shall contain an “All-States” endorsement;
          (b) Non-Occupational Disability Insurance when required by applicable law;
          (c) Commercial General Liability (“CGL”) Insurance with a limit of not less than One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) in the aggregate, and commercial excess or umbrella insurance with a limit of not less than Five Million Dollars ($5,000,000). The coverage provided by the primary and excess or umbrella policies must be absolutely concurrent in all respects regarding the coverage afforded by the policies, and the excess or umbrella policy must be at least as broad as the coverage of the primary policy. If such CGL insurance contains a general aggregate limit, the general aggregate and other limits shall apply separately to this Property. CGL insurance shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury (employee and contractual liability exclusions deleted), and liability assumed under an insured contract (including the tort liability of another assumed in a business contract);
          (d) Business Auto Insurance covering all owned, hired and non-owned vehicles, with the following limits of liability: One Million Dollars ($1,000,000), combined single limit for bodily injury and property damage as scheduled under Agent’s CGL insurance policy(ies) described in Section 1(c) above;
          (e) Professional Liability Insurance (errors and omissions) with the following limits of liability: Five Million Dollars ($5,000,000) in the aggregate. Agent agrees to maintain said minimum amount of Professional Liability coverage in force for a period of five (5) years following completion of its property management duties associated with the Property; and
          (f) Employment Practices Liability Insurance with the following limits of liability: One Million Dollars ($1,000,000) in the aggregate.
     2. Agent shall promptly provide Owner with certificates of insurance and/or other satisfactory documentation which evidence that Agent has in full force and effect at all times the insurance required of it under this Agreement. The liability policies required in Sections 1(c) and 1(d) shall name Owner as an additional insured, and Agent shall deliver to Owner additional insured endorsements naming Owner as an additional insured under each relevant policy. The insurance policies required pursuant to Sections 1(a) through 1(d), inclusive, shall be written on an “occurrence” form. All deductibles under Agent’s policies are subject to Owner’s prior written approval. All insurance required to be maintained by Agent pursuant to Section 1 shall provide that thirty (30) days’ advance notice of cancellation or material change shall be given to Owner. The liability policies shall be endorsed to provide cross-liability coverage for Agent and Owner, severability of interests and waiver of subrogation, and Agent shall provide such other endorsements as are required by Owner. If any insurance maintained by Agent is provided under a blanket policy, the form of such blanket policy and endorsements thereto shall be in form and substance acceptable to Owner and, at a minimum, the Property shall be covered and named separately, as appropriate and/or with respect to each amount required. The limits of insurance liability set forth in Section 1 shall in no way limit Agent’s obligations, liabilities and duties under this Agreement.
     3. Self-insurance is not permitted by Agent.
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Exhibit B – Agent’s Required Insurance – Page 1

     4. All insurance required to be carried by Agent will be written with companies with a rating and financial size of not less than “A-XII” in the most current available “A.M. Best’s Insurance Reports” and licensed to do business in the state the Property is located.
end Exhibit
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Exhibit B – Agent’s Required Insurance – Page 2

Addendum A
Property Management
This Addendum A (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).
1.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.
2.	Agent’s Responsibilities. Agent shall appoint a manager to manage the Property (the “Property Manager”). The Property Manager shall be Agent’s primary representative in managing the Property, and Agent shall keep Owner apprised of the identity and contact information of the Property Manager at all times. Agent’s authorities, duties, and responsibilities in connection with the Property’s management shall be as follows:
2.1.	Agent shall make its best commercial efforts to collect, and enforce the collection of, all rentals and other charges due Owner from tenants or other occupants of the Property in accordance with the terms of their leases or rental agreements.
2.2.	From Owner’s funds or as otherwise directed by Owner in writing, Agent is authorized to make all payments for the operation of the Property as indicated below. Agent shall cause to be disbursed regularly and punctually, (a) the aggregate amount required to be paid under the loan documents affecting the Properties, including amounts due for interest, amortization of principal and allocation to reserves or escrow funds, and (b) unless paid pursuant to a reserve established under such loan documents, the amount of all ad valorem taxes and other impositions levied against the Property and all insurance policy premiums, which shall be paid before delinquent or prior to the addition thereto of any interest or penalties. Agent is responsible for maintaining appropriate cash disbursement policies and procedures to ensure the appropriate controls over disbursement and shall deliver written notice to Owner if Owner’s funds held by Agent are projected to be insufficient for the payments indicated below. If Owner elects to make any or all payments associated with the Property, Owner shall make such payments in a timely fashion and provide Agent with such documentation and accounting procedures for said payments as Agent deems necessary to fulfill Agent’s responsibilities for operation of the Property. Responsibility for payments for specific items is as follows:

Agent	Owner
☑	☐	Real Property taxes, assessments, fees, charges
☑	☐	Insurance policy premiums
☐	☑	Income taxes arising from the income of the Property
☑	☐	Mortgage/Trust Deed Loan payments
2.3.	Agent shall be responsible for the payment on behalf of Owner for all other fees and payments necessary for the efficient operation of the Property. In cases of emergency, which in Agent’s opinion requires immediate repairs or alterations costing in excess of any budgeted amount, Agent shall use its reasonable discretion. Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s management of Property and said records shall be available for Owner’s inspection at reasonable times on receipt of prior written notice. All such books and records shall be and remain Owner’s property and, on the expiration or termination of this Agreement, shall be turned over to Owner or its designee so as to insure the orderly continuance of the management, operation and maintenance of the Property. Agent’s accounting records and reports will be provided pursuant to Section 2.3 of the Management
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Addendum A – Page 1

Agreement. On or before the fifteenth (15th) day of each calendar month, after deducting from gross monthly collections all expenses, reserves, any sums required by law, and Agent’s fees, the net amount of all funds collected for Owner’s account shall be remitted monthly by Agent to Owner by wire transfer or ACH payment at the address specified herein or as Owner may otherwise direct in writing. Owner and Agent may elect to retain, disburse, or remit funds in such other manner as may be mutually agreed on. Agent shall also render to Owner a statement showing all amounts received and disbursed for the period reported.
2.4.	Agent will establish a separate bank account for the Property and will use that account for the deposit of all revenues from the Property and the disbursement of all payments relating to the Property.

2.5.	Agent shall make all commercially reasonable efforts to effectively and efficiently manage the Property, including the monitoring of independent contractors responsible for the repair and maintenance and other services related to the Property. Agent shall arrange for, coordinate, supervise, administer, and manage on behalf and for the account and at the expense of Owner all activities and services required for the management, operation, and maintenance of the Property in a manner normally associated with high quality, comparable medical office buildings in the <Insert Name Of Property’s City And State> area, in a manner and condition that is at least as good as the condition in which the Property is presently maintained, and consistent with the standards applied by Agent and “Affiliates of Agent” (defined below) with respect to the management of all other properties owned by Agent or Affiliates of Agent during the period that they were previously managed by Agent on behalf of various Affiliates of Agent, subject to the terms of this Agreement. On the basis of and consistent with the “Budget” (defined below), Agent shall execute on behalf of Owner, contracts for water, electricity, gas, fuel, oil, landscape maintenance, security services, cleaning, copier rental, sign service, vending, telephone, vermin extermination, trash removal, and other necessary services as necessary (collectively, “Service Contracts”). Service Contracts which are (a) entered into in arms length transactions and in accordance with the terms of the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty shall not require Owner’s prior approval. All other Service Contracts shall require Owner’s prior written approval. Agent shall obtain written approval from Owner before entering into any contract or agreement with any Affiliates of Agent and in all events such contracts or agreements must be on commercially reasonable and market terms. When taking bids or issuing purchase orders, Agent shall act at all times on behalf of Owner and shall be under a duty to secure for and credit to Owner any discounts, commissions, or rebates obtained as a result of such purchases. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Service Contract that is intended to provide income to Owner without Owner’s prior written approval.

2.6.	Agent, in its capacity as property manager, shall use its commercially reasonable efforts to cause or enable Owner: (a) to comply with all duties and obligations of Owner as “landlord” or “tenant”, as the case may be, (exclusive of those duties and obligations, if any, which by their nature must be performed by Owner) under all leases, rental agreements, and ground leases affecting the Property, and (b) not to permit any default to occur thereunder on the part of Owner as such “landlord” or “tenant”. Agent shall promptly prepare, deliver, coordinate and comply with any and all reporting requirements under any loan documents affecting the Property (including any and all leasing reports, development reports, accounting reports and financial statements). Agent shall promptly prepare, deliver to Owner for Owner’s approval, and only upon receipt of Owner’s approval, submit to any lender under such loan documents, any and all draw requests and other deliveries required under such loan documents in connection with draw
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Addendum A – Page 2

requests and disbursements and, in connection with the foregoing, coordinate the draw request and disbursement process all in accordance with the requirements of such loan documents.
2.7.	Agent, at Owner’s expense, shall make or cause to be made such alterations to the Property as Owner and Agent agree are necessary or desirable, or as required by the terms of leases or rental agreements, and replace, or cause to be replaced, damaged, worn, or inoperative equipment and fixtures; provided, however, all capital expenditures in excess of Five Thousand Dollars ($5,000) are subject to the prior written approval of Owner irrespective of whether such expenditures are provided for in the then current Budget. Additionally, Agent shall obtain a minimum of three (3) written bids for all contracts for capital purchases, installation, repair or replacement that will require an aggregate expenditure equal to or greater than Ten Thousand Dollars ($10,000). Agent shall obtain a minimum of two (2) written bids for all contracts for capital purchases, installation, repair or replacement that will require an aggregate expenditure greater than Five Thousand Dollars ($5,000) but less than Ten Thousand Dollars ($10,000). Each such bid shall be solicited in a form prescribed by Agent so that all quotes will be uniform. Upon Owner’s request, Agent shall provide Owner with all bid responses and Agent’s recommendation of the most acceptable bid, including a spread sheet analysis of the hard and soft costs of each bid. If Agent recommends acceptance of other than the lowest bid, Agent’s recommendation shall be supported by a written explanation. Owner may accept or reject any and all bids, and will communicate to Agent its acceptance or rejection of bids.

2.8.	Agent shall provide Owner, on request from time to time, a completed property questionnaire in the form reasonably requested by Owner. Agent, at Owner’s expense and within a reasonable time, shall provide, or cause to be provided, and shall coordinate and supervise all security services and systems necessary to protect the Property. Such services shall include implementation of a plan of evacuation or other appropriate action in the event of any emergency, which plan shall be circulated and demonstrated to all tenants or occupants of the Property. When an emergency occurs, Agent shall take whatever action it deems reasonable to protect, maintain, or repair the Property and to protect the occupants of the Property, and shall promptly notify Owner of any such action. For the purpose of this provision, an “emergency” means an event that, in Agent’s reasonable belief, will cause immediate threat of damage or injury to persons or property.

2.9.	Subject to the provisions of this Section 2.9, Agent shall hire, prepare, insure, and enter into contracts with, supervise, and have the authority to terminate any independent contractors (on Owner’s behalf), and Property employees (on Agent’s behalf) reasonably required in the proper operation of the Property. Consistent with the Budget, Agent shall execute on behalf of Owner (without Owner’s co-signature or specific approval), such agreements with independent contractors (collectively, “Independent Contractor Agreements”) as are (a) entered into in arms length transactions and in accordance with the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty. All other Independent Contractor Agreements shall require Owner’s prior written approval. Furthermore, notwithstanding the foregoing, Agent shall obtain Owner’s prior written approval before entering into any Independent Contractor Agreements with any Affiliates of Agent and in all events such contracts must be on commercially reasonable and market terms. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Independent Contractor Agreement that is intended to provide income to Owner without Owner’s prior written approval. All Property employees are Agent’s employees, not Owner’s. Agent shall prepare payroll tax returns and shall execute and file punctually when due all forms, reports, and returns required by law relating to the employment of personnel and to the operation of the Property.
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Addendum A – Page 3

2.10.	Agent’s Property Manager shall receive tenant and other occupant communications on Owner’s behalf, shall coordinate and handle all relationships with, and complaints and requests from, tenants or occupants of the Property and shall use reasonable efforts to ensure tenant and occupant compliance with lease or rental agreement provisions. Agent shall maintain professional, business-like relationships with tenants and occupants and shall receive and respond timely to all tenants’ and occupants’ complaints and requests for services. Agent shall be required to respond to such complaints as may be directed by Owner, and Owner shall respond promptly indicating its approval or changes to any recommendation of Agent or its approval or changes to any itemized alternative.

2.11.	Agent is not authorized to practice law. If Agent deems legal assistance necessary for any reason, including rent collection or tenant or occupant eviction, Agent shall obtain such assistance from legal counsel approved by Owner. Any legal fees, costs, and expenses shall be Owner’s responsibility and paid from Owner’s funds; provided that Owner has previously approved such fees and expenses in writing.

2.12.	Agent shall, at Owner’s request, supervise appraisers, counsel, and other consultants retained by Owner to evaluate Property value, performance, potential, and/or condition.

2.13.	Agent shall appeal property assessments or tax valuations, on Owner’s request or on Agent’s reasonable estimate of success in reducing said assessments or tax valuations.

2.14.	Agent shall supervise the property management function, perform inspections of property, and shall when appropriate make recommendations to Owner for changes, alterations, or capital improvements to enhance the value of the Property and optimize cash flow. Agent shall cause an inventory to be taken of all furniture and office equipment, and any other major equipment or material belonging to the Property. Said furniture and equipment will be used in the operation of the Property and Agent shall exert commercially reasonable efforts to maintain such assets in the condition delivered to Agent, ordinary wear and tear excepted.

2.15.	Agent shall, on Owner’s request, procure financing on Owner’s behalf, including construction loans, permanent loans, refinancing of existing loans, or restructuring of Property debt and equity, or other types of financing on Owner’s written request.

2.16.	Agent shall coordinate with local government and the community to facilitate beneficial interaction and communication.
3.	Owner’s Responsibilities. Owner shall, if applicable, provide Agent with copies of all documentation and records in Owner’s possession, to allow Agent to perform its duties arising out of this Addendum.
4.	Annual Budget. Not later than one hundred twenty (120) days before each calendar year during the Term, Agent shall prepare and present to Owner an annual budget (the “Budget”) showing in reasonable detail for such year the following:
•	With respect to management of the Property, Agent’s month-to-month estimate of (a) projected rents, receipts and other revenues, (b) projected expenses, and (c) projected occupancy levels.

•	With respect to capital improvements and replacements of and additions to furniture, fixtures and equipment for the Property, (a) a list of capital needs for such year for improvements, furniture, fixtures, and operating equipment, including a five (5) year projection of such items, (b) the projected cost of the items on such list, and (c) the anticipated schedule for the purchase and/or completion of such items.
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4.1.	Owner shall have sixty (60) days from receipt of the Budget to approve it or notify Agent in writing of its disapproval and the specific items contained in the Budget which it disapproves; provided however that no proposed Budget shall be deemed approved until Agent has received written notice of approval from Owner. If Owner disapproves the Budget, Agent shall submit to Owner a revised Budget within fifteen (15) days after receipt of notice of Owner’s disapproval, and Owner shall then have fifteen (15) days after receipt of the revised Budget to approve or disapprove the Budget as so revised.
4.2.	If Owner has not approved the Budget by December 1st, Agent shall manage, operate, and maintain the Property to the extent practicable in accordance with the Budget for the preceding calendar year until such time as Owner approves a budget for the then current year; provided, however, that expenditures in excess of Two Thousand Dollars ($2,000) for extraordinary repair or capital improvement shall require the prior written approval of Owner notwithstanding anything to the contrary herein.
4.3.	Notwithstanding the limitations of the Budget, Agent, without Owner’s prior consent, may expend Owner’s funds not provided for in the Budget for emergency maintenance and repairs of the Property which Agent in good faith reasonably believes to be necessary to avoid the suspension of essential services to the Property or to prevent, or minimize the risk of, injury to persons or property in or about the Property. Agent shall notify Owner of and account to Owner for any such expenditures as soon as reasonably possible after they are made.
4.4.	As of the Effective Date, Agent has submitted to Owner, and Owner has approved, the Budget attached hereto as Exhibit A for <Insert Year> with respect to the Property.
5.	Fees. Owner shall pay Agent as the monthly fee for its property management services hereunder four percent (4%) of all gross monthly collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such month) (the “Monthly Property Management Fee”). Notwithstanding the foregoing, if on or prior to the Effective Date Pacific Medical Buildings LLC or an “Affiliate” (as defined in the Management Agreement) of Pacific Medical Buildings LLC (collectively, “Affiliates of Agent”) entered into an agreement or other arrangement with any tenant, occupant, hospital or other third party, restricting the amount of the monthly property management fee permitted to be passed through to the tenants or occupants of the Property to an amount less than four percent (4%) of gross monthly collections from the Property, then the Monthly Property Management Fee shall be reduced to such lesser amount. “Gross monthly collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the month from the Property, or that have been previously collected and are applied during such month. In no event shall Agent’s monthly fee be less than $500, which amount is recognized by Owner and Agent as a reasonable minimum amount for services rendered hereunder. Owner will also pay for any additional reasonable costs or expenses that Agent incurs as a result of the extra expense above standard GAAP accounting required for SOX/SEC compliance in accordance with Section 2.4 of the Management Agreement. All expenses relating to personnel (including independent contractors, building engineers and the Property Managers) who work exclusively at the Property and/or who provide services to the Property and whose time can be reasonably allocated to the Property are in addition to Agent’s fee. Owner shall not be obligated to reimburse Agent for any expenses for off-site office equipment or off-site office supplies of Agent, for any overhead expenses of Agent incurred with respect to its general offices, or for any salaries, benefits, or wages allocable to time spent on projects other than the Property. Owner shall not be obligated to reimburse Agent for any obligations or expenses resulting from the gross negligence, fraud, or willful misconduct of Agent, nor for the failure of Agent to perform its material obligations and duties under this Agreement.
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If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.
end Addendum
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Exhibit A to Addendum A
Initial Budget
[See attached.]
end Exhibit
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 Exhibit A to Addendum A – Page 1

Addendum B
Construction Management
This Addendum B (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).
Owner authorizes Agent to manage, supervise, and provide construction management services for the Property, in the general capacity as identified below and more completely described within this Addendum.
☑	Construction and/or demolition of one or more buildings or structures at the Property.

☑	Construction, refurbishment or modification and/or demolition of portions or the whole of the common areas in or on one or more buildings or structures at the Property.

☑	Construction and/or demolition of tenant improvements within existing or future buildings at the Property.
1. Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.
2.	Agent’s Responsibilities.
2.1.	Agent shall provide as-needed supervision of all construction and administrative personnel required for each construction project, including any contractors, consultants, legal counsel, and accounting personnel. All employees (except independent contractors retained by Agent on behalf of Owner from time to time) shall be employed directly by Agent who shall be solely responsible for fulfilling all payroll tax functions with respect to the same.

2.2.	Agent shall use commercially reasonable due diligence in the construction management for each project and furnish the full services of its organization in the management of such project.

2.3.	Agent shall review and approve the monthly billings of the general contractor (which billings shall be subject to inspection by Owner at all times).

2.4.	Agent shall procure and maintain such public liability and fire insurance for each project as directed by Owner with Owner and Agent named as additional insureds.

2.5.	Agent shall not be obligated to make any monetary advance or incur any liability for the account of the Owner.

2.6.	Agent shall diligently oversee and coordinate any capital improvements for the Property pursuant to plans approved from time to time by Owner (including any so-called “Required Repairs” or “Scheduled Renovations” as may be required by any loan documents affecting the Property and all approved plans, budgets and schedules therefor).
3.	Owner’s Responsibilities.
3.1.	Owner shall procure and maintain adequate property damage and public liability insurance for the Property in accordance with Section 5.3 of the Management Agreement, and shall name Agent as an additional insured in accordance with Section 5.5 of the Management Agreement. Owner shall provide Agent with a copy of
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such insurance policy as available in accordance with Section 5.6 of the Management Agreement.

3.2.	Agent shall at no time be obligated to advance funds on behalf of Owner.
4.	Fees. During the Term and with respect to any construction project which is not subject to a separate development agreement between Owner (or its Affiliate) and Agent (or Affiliates of Agent), Owner shall pay Agent a construction management fee calculated based on all direct construction costs incurred for each construction project (such costs, for each construction project, the “Construction Costs”), relating to: (a) the construction or demolition of buildings, common areas, or other improvements (excluding first generation tenant improvements) at the Property to the extent such construction or demolition is done after the completion of the initial construction, or (b) any second generation tenant improvements at the Property after the initial construction of the Property, whether done by Agent or by a tenant or occupant. Owner shall pay Agent (i) ten percent (10%) of the Construction Costs with respect to the first Seventy-Five Thousand Dollars ($75,000) of the Construction Costs, and (ii) five percent (5%) of the Construction Costs with respect to any Construction Costs in excess of Seventy Five Thousand Dollars ($75,000), if applicable. (For example, if the Construction Costs associated with a particular project total $100,000, Agent would receive construction management fees totaling $8,750 (i.e., (0.10 x $75,000) + (0.05 x $25,000)), and if the Construction Costs associated with a particular project total $70,000, Agent would receive construction management fees totaling $7,000 (i.e., 0.10 x $70,000).) Notwithstanding the foregoing, with respect to the initial build-out of the balance of original previously-unleased space in the Property that occurs in the first two (2) years after operation of the Property (and first occupancy by tenants) commences, Owner shall pay the fee described above to Pacific Medical Buildings LLC (not Agent). Nothing in this Section 4 shall impose any obligations under this Agreement on Pacific Medical Buildings LLC. The construction management fee shall be considered earned as Construction Costs are incurred for the project and shall be payable monthly (subject to a ten percent (10%) retention) on a percentage basis of total cost versus work completed and accepted. Any commissions, fees, or expenses of any third party construction managers shall be paid by Agent from this fee.
If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.
end Addendum
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Addendum C
Leasing
This Addendum C (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).
1. Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein. If the Management Agreement is terminated in whole or with respect to the “Property Management Services” (as defined in the Management Agreement), concurrently with such termination, Agent shall supply Owner with a list (the “List”) of tenants or occupants with whom Agent has been actively negotiating new leases or rental agreements for the Property and with whom Agent has exchanged draft letters of intent or draft term sheets (and Agent shall concurrently therewith supply Owner with copies of such draft letters of intent and/or draft term sheets). Owner shall pay to Agent the fees set forth in Section 5.1 below (subject to Section 5.4 below) for any new lease or rental agreement entered into by Owner and any tenant or occupant on the List, if (and only if) such new lease or rental agreement is fully executed within one hundred eighty (180) days of such termination.
2. Agent’s Responsibilities. Agent shall work diligently and use commercially reasonable efforts to procure tenants or occupants for the leasing or rental of the Property, including hiring, supervising, and terminating leasing brokers to assist in the leasing of available spaces, provided that such leasing brokers are not “Affiliates of Agent” (as defined in Addendum A to the Management Agreement) and charge customary market fees. Agent shall seek to fully lease and market the Property in at least an equal and comparable manner to the management, leasing and marketing efforts of Agent and Affiliates of Agent with respect to other properties which Agent or any Affiliates of Agent own, has an interest in, or manages, and shall not induce any of the tenants or occupants of the Property to vacate or terminate any of their leases or rental agreements at any of the properties owned by Owner or its “Affiliates” (as defined in the Management Agreement) in favor of relocating to any other property which Agent or any Affiliates of Agent owns, has an interest in, or manages. Agent shall assist Owner’s counsel in counsel’s preparation of all leases, rental agreements, and modifications thereof including new leases, rental agreements, renewals, amendments, extensions, modifications, terminations, and all other such documents as may be necessary for the duties of Agent described herein. Except with respect to non-binding letters of intent or term sheets that conform to the then applicable Leasing Guidelines, Agent shall have no authority to execute any of the foregoing on Owner’s behalf and all the foregoing shall be submitted to Owner for execution. Owner shall furnish Agent a fully executed original of said documents.
3. Lease Process.
3.1.	Agent will present terms within the Leasing Guidelines to prospective tenant and attempt to secure a signed non-binding letter of intent (“LOI”). For terms outside Leasing Guidelines, Agent will secure Owner’s approval of revised terms before generating LOI.

3.2.	Signed LOI will be forwarded to Owner for approval.

3.3.	Once approved, Owner will forward the signed LOI to Owner’s legal counsel to generate executable leases, rental agreements, and modifications thereof, including new leases, rental agreements, renewals, amendments, extensions, modifications, terminations, and such other such documents as may be necessary for Agent’s fulfillment of its duties described herein.

3.4.	Owner will forward executable document to Agent to secure signature from prospective tenant.
4. Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.
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5. Fees.
5.1.	With respect to the initial leasing of the balance of original previously-unleased space in the Property, Owner shall pay Pacific Medical Buildings LLC (not Agent) 5% of the gross revenues from such lease or rental agreement over the initial five (5) year lease term and 2.5% of the gross revenues of any part of the initial term beyond five (5) years. Leasing fees shall be payable half on execution of the lease or rental agreement and half upon Agent’s receipt of the tenant’s or occupant’s payment of its first (1st) month of base rent under such lease or rental agreement. Nothing in this Section 5.1 shall impose any obligations under this Agreement on Pacific Medical Buildings LLC.

5.2.	With respect to any new lease or rental agreement for the Property for second generation space, Owner shall pay Agent 5% of the gross revenues from such lease or rental agreement over the initial five (5) year lease term and 2.5% of the gross revenues of any part of the initial term beyond five (5) years. Leasing fees shall be payable half on execution of the lease or rental agreement and half upon Agent’s receipt of the tenant’s or occupant’s payment of its first (1st) month of base rent under such lease or rental agreement.

5.3.	For renewal of any lease or rental agreement (including options to extend/renew), Owner shall pay Agent 2.5% of gross revenues from such lease or rental agreement over the entire renewal term, payable on renewal.

5.4.	Agent is authorized to cooperate with and to share its fee described above with other licensed real estate agents or brokers, regardless of whether such agents or brokers represent prospective tenants or assist Agent in fulfilling its duties hereunder; provided, however, that Owner shall have no obligation to pay any fees or commissions to third-party agents or brokers, it being understood and agreed that any and all such fees or commissions to third-party agents or brokers shall be paid by Agent from the leasing fees Agent is entitled to receive under this Addendum C. Notwithstanding the foregoing, if Owner has previously approved in writing the listing agreement or other arrangement that would in the aggregate require the payment of fees or commissions in excess of those set forth above, Owner shall be required to remit such greater amount to Agent for the payments required under those approved listing agreements or other arrangements.
If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.
6. Leasing Guidelines. Owner and Agent have adopted for the Property the Leasing Guidelines set forth in the attached Exhibit A to this Addendum C. Agent shall adhere to the Leasing Guidelines in its negotiation of letters of intent and term sheets and shall not deviate therefrom without the prior approval of Landlord, which approval shall not be unreasonably withheld. At least one hundred twenty (120) days prior to the end of each calendar year during the Term, Agent shall submit to Owner proposed revisions to then current Leasing Guidelines and Owner shall either approve such revisions or propose its own revisions to the then current Leasing Guidelines within sixty (60) days of receipt of Agent’s proposed revisions. Agent’s proposed revisions to the Leasing Guidelines should be accompanied by relevant market data to support the recommended revisions. If no revisions to the Leasing Guidelines are approved by Owner and Agent, Agent shall continue to operate under the existing Leasing Guidelines until Agent and Owner agree on the revisions to the Leasing Guidelines. Agent shall have the right to review and propose additional reasonable changes to the Leasing Guidelines at other times if certain conditions exist which necessitate such changes (provided that Owner shall have the right, in its reasonable discretion, to accept or reject such proposals).
end Addendum
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Exhibit A to Addendum C
Leasing Guidelines
As of the date hereof, Agent and Owner have not approved Leasing Guidelines for the current calendar year. Agent and Owner agree to reasonably cooperate to establish Leasing Guidelines but until such time as Leasing Guidelines are established to the mutual satisfaction of Agent and Owner, Owner shall approve all negotiations with respect to new leases and the extension, expansion or renewal of existing leases. Without limiting the generality of the foregoing, no rental rates or other terms shall be quoted prospective tenants without the prior consent of Owner, which consent shall not be unreasonably withheld.
end Exhibit
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Exhibit A to Addendum C

Addendum D
Asset Management
This Addendum D (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).
1.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

2.	Agent’s Asset Management Responsibilities. Agent’s duties and responsibilities in connection with the Property’s asset management shall be as follows:
2.1.	Agent shall prepare, on a quarterly basis, market/competitive analysis that includes specific comparisons of the market and Owner’s competitors to the performance of the Property;

2.2.	Agent shall conduct periodic meetings with the management personnel of any hospital tenants or occupants of the Property to review opportunities for further development and/or Property improvements;

2.3.	Agent shall analyze and recommend solutions to potential problems at the Property and related campus/physician issues;

2.4.	Agent shall perform oversight with respect to the preparation and compliance of the annual business plan;

2.5.	Agent shall conduct quarterly review of the Property’s performance; and

2.6.	Agent shall insure that the Property and all other assets that are managed by Agent for the benefit of Owner or its Affiliates are operated in a manner that shall not disqualify Owner or its Affiliates from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time).
3.	Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.

4.	Fees. Owner shall pay Agent for its asset management services, on a quarterly basis, an amount equal to one-fourth (1/4) of the annual fee, which annual fee shall be equal to sixty-five hundredths of one percent (0.65%) of all gross annual collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such year). “Gross annual collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the applicable year from the Property or that have been previously collected and are applied during such year.
If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.
end Addendum
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